Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS MARCH 31, 2022 FINANCIAL RESULTS

For Immediate Release

NEW YORK, May 12, 2022 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the first quarter ended March 31, 2022 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended March 31, 2022 were $0.34 per share and $0.14 per share, respectively;

•	Net asset value per share was $16.20 as of March 31, 2022 compared to $16.34 as of December 31, 2021. The decrease was primarily due to mark-to-market adjustments caused by wider credit spreads and price declines on our liquid portfolio during the quarter;

•	As of March 31, 2022, the Company had $875 million of total principal amount of debt outstanding, of which 82% was comprised of senior secured bank debt and 18% was comprised of unsecured debt. The Company’s debt-to-equity ratio was 0.95x as of March 31, 2022 compared to 0.89x as of December 31, 2021;

•	As of March 31, 2022, the Company had total investments at fair value of $1,740 million in 115 portfolio companies across 22 industries. The investment portfolio was comprised of 93.9% senior secured loans, including 91.8% in first lien investments;[1]

•	During the quarter, the Company had new investment commitments of $155 million, funded new investment commitments of $123 million, funded previously unfunded commitments of $15 million, and had sales and repayments totaling $61 million, resulting in a net funded portfolio change of $77 million;

•	The Company did not place any new investments on non-accrual status during the quarter. As of March 31, 2022, investments on non-accrual status amounted to 0.6% and 2.3% of the total investment portfolio at fair value and amortized cost, respectively;

•	On March 28, 2022, the Company, through its wholly-owned special purpose financing subsidiary, increased the aggregate principal amount available for borrowing from JPMorgan Chase Bank, National Association, by $100 million, from $575 million to $675 million; and

•	Subsequent to quarter end, on April 27, 2022, the Company entered into a 5-year floating rate unsecured term loan agreement with More Provident Funds and Pension Ltd. under which the Company borrowed $50 million.

DISTRIBUTIONS

•	For the quarter ended March 31, 2022, the Company paid a regular quarterly distribution totaling $15.9 million, or $0.28 per share; and

•	As previously announced, the Company's co-chief executive officers declared a second quarter 2022 regular distribution of $0.28 per share payable on June 8, 2022 to shareholders of record as of June 1, 2022.

“Our first quarter results reflect continued momentum from the fourth quarter, as we generated net investment income of $0.34 per share. We experienced greater operational efficiency as the result of measured portfolio growth during the quarter. Accordingly, investment activity was solid during the quarter as we generated $77 million in net funded portfolio activity. Finally, while we continue to closely monitor market and economic conditions that could impact our portfolio companies, overall credit quality of the portfolio remained healthy for the quarter,” said Mark Gatto, co-Chief Executive Officer of CION.

“We expanded our senior secured credit facility with JPMorgan by $100 million to $675 million in total committed amount and subsequent to quarter end, we closed a $50 million unsecured term loan from an existing lender. With this added flexibility and leverage capacity, we are well positioned to continue to become more fully invested over time,” added Michael A. Reisner, co-Chief Executive Officer of CION.

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data)	March 31, 2022		December 31, 2021
Investment portfolio, at fair value[1]	$1,739,534		$1,666,122
Total debt outstanding[2]	$875,000		$830,000
Net assets	$922,453		$930,512
Net asset value per share	$16.20		$16.34
Debt-to-equity	0.95	x	0.89	x

	Three Months Ended
(in thousands, except share and per share data)	March 31, 2022	December 31, 2021
Total investment income	$41,683	$40,404
Total operating expenses and income tax expense	$22,200	$21,994
Net investment income after taxes	$19,483	$18,410
Net realized losses	$(69)	$(15,209)
Net unrealized (losses) gains	$(11,525)	$12,772
Net increase in net assets resulting from operations	$7,889	$15,973

Net investment income per share	$0.34	$0.32
Net realized and unrealized losses per share	$(0.20)	$(0.04)
Earnings per share	$0.14	$0.28

Weighted average shares outstanding	56,958,440	56,958,440
Distributions declared per share	$0.28	$0.46 *

* Includes a special distribution of $0.20 per share during the quarter ended December 31, 2021.

Total investment income for the three months ended March 31, 2022 and December 31, 2021 was $41.7 million and $40.4 million, respectively. The increase in investment income was primarily driven by an increase in the size of the Company's investment portfolio.

Operating expenses for the three months ended March 31, 2022 and December 31, 2021 were $22.2 million and $22.0 million, respectively. There were no significant changes to the Company's operating expenses from the three months ended December 31, 2021 to the three months ended March 31, 2022.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended March 31, 2022 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ in Thousands	% of Total	$ in Thousands	% of Total
Senior secured first lien debt	$154,148	99%	$60,842	100%
Collateralized securities and structured products - equity	—	—	190	—
Equity	1,125	1%	—	—
Total	$155,273	100%	$61,032	100%

During the three months ended March 31, 2022, new investment commitments were made across 8 new portfolio companies and 7 existing portfolio companies. Sales and repayments were primarily driven by the full sale or repayment of investments in 6 portfolio companies. As a result, the number of portfolio companies increased from 113 as of December 31, 2021 to 115 as of March 31, 2022.

PORTFOLIO SUMMARY1

As of March 31, 2022, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ in Thousands	% of Total
Senior secured first lien debt	$1,597,364	91.8%
Senior secured second lien debt	36,875	2.1%
Collateralized securities and structured products - equity	2,632	0.2%
Unsecured debt	27,280	1.6%
Equity	75,383	4.3%
Total	$1,739,534	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	March 31, 2022		December 31, 2021
Number of portfolio companies	115		113
Percentage of performing loans bearing a floating rate[3]	90.1%		88.8%
Percentage of performing loans bearing a fixed rate[3]	9.9%		11.2%
Yield on debt and other income producing investments at amortized cost[4]	8.90%		8.89%
Yield on performing loans at amortized cost[4]	9.12%		9.16%
Yield on total investments at amortized cost	8.64%		8.62%
Weighted average leverage (net debt/EBITDA)[5]	4.74	x	4.52	x
Weighted average interest coverage[5]	3.73	x	3.39	x
Median EBITDA[6]	$32.8 million		$36.3 million

As of March 31, 2022, investments on non-accrual status represented 0.6% and 2.3% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2022, the Company had $875 million of total principal amount of debt outstanding, comprised of $720 million of outstanding borrowings under its senior secured credit facilities, $125 million of senior unsecured notes due 2026, and a $30 million unsecured term loan due 2024. The combined weighted average interest rate on debt outstanding was 3.72% for the quarter ended March 31, 2022. As of March 31, 2022, the Company had $33 million in cash and short-term investments and $105 million available under its financing arrangements.2

EARNING CONFERENCE CALL

CION will host an earnings conference call on Thursday, May 12, 2022 at 11:00 am Eastern Time to discuss its financial results for the first quarter ended March 31, 2022. Please visit the Investor Resources - Events and Presentations section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation First Quarter 2022 Financial Results Webcast. Domestic callers can access the conference call by dialing (877) 445-9755. International callers can access the conference call by dialing +1 (201) 493-6744. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Events and Presentations section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $7.6 million as of March 31, 2022 and December 31, 2021.

3)	The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of our performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also calculate the level of contractual interest expense owed by the portfolio company, and compare that amount to EBITDA (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments, excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to us for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of our initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,576,679 and $1,617,126, respectively)	$1,533,188	$1,581,124
Non-controlled, affiliated investments (amortized cost of $144,704 and $91,476, respectively)	130,934	81,490
Controlled investments (amortized cost of $83,702 and $83,702, respectively)	91,175	91,425
Total investments, at fair value (amortized cost of $1,805,085 and $1,792,304, respectively)	1,755,297	1,754,039
Cash	17,500	3,774
Interest receivable on investments	21,298	21,549
Receivable due on investments sold and repaid	7,303	2,854
Prepaid expenses and other assets	3,618	466
Total assets	$1,805,016	$1,782,682

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $7,636 and $7,628, respectively)	$867,364	$822,372
Payable for investments purchased	—	11,327
Accounts payable and accrued expenses	862	1,922
Interest payable	3,173	4,339
Accrued management fees	6,655	6,673
Accrued subordinated incentive fee on income	4,133	3,942
Accrued administrative services expense	376	1,595
Total liabilities	882,563	852,170

Commitments and contingencies

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 56,958,440 shares issued and outstanding for both periods	57	57
Capital in excess of par value	1,059,989	1,059,989
Accumulated distributable losses	(137,593)	(129,534)
Total shareholders' equity	922,453	930,512
Total liabilities and shareholders' equity	$1,805,016	$1,782,682
Net asset value per share of common stock at end of period	$16.20	$16.34

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$30,994	$26,102
Paid-in-kind interest income	4,606	6,135
Fee income	949	933
Dividend income	46	82
Non-controlled, affiliated investments
Interest income	1,023	1,401
Paid-in-kind interest income	1,445	823
Fee income	493	—
Dividend income	—	827
Controlled investments
Interest income	2,127	—
Total investment income	41,683	36,303
Operating expenses
Management fees	6,655	7,783
Administrative services expense	720	684
Subordinated incentive fee on income	4,133	—
General and administrative	2,222	2,678
Interest expense	8,459	7,548
Total operating expenses	22,189	18,693
Net investment income before taxes	19,494	17,610
Income tax expense, including excise tax	11	11
Net investment income after taxes	19,483	17,599
Realized and unrealized (losses) gains
Net realized (losses) gains on:
Non-controlled, non-affiliated investments	28	26
Non-controlled, affiliated investments	(97)	(1,080)
Controlled investments	—	(3,067)
Foreign currency	—	(7)
Net realized losses	(69)	(4,128)
Net change in unrealized (depreciation) appreciation on:
Non-controlled, non-affiliated investments	(7,495)	19,238
Non-controlled, affiliated investments	(3,780)	13,938
Controlled investments	(250)	3,067
Net change in unrealized (depreciation) appreciation	(11,525)	36,243
Net realized and unrealized (losses) gains	(11,594)	32,115
Net increase in net assets resulting from operations	$7,889	$49,714
Per share information—basic and diluted(1)
Net increase in net assets per share resulting from operations	$0.14	$0.88
Net investment income per share	$0.34	$0.31
Weighted average shares of common stock outstanding	56,958,440	56,753,521

(1) The Company completed a two-to-one reverse stock split, effective as of September 21, 2021. The weighted average shares used in the computation of the net increase in net assets per share resulting from operations and net investment income per share reflect the reverse stock split on a retroactive basis.

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.8 billion in assets as of March 31, 2022. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on May 12, 2022, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Alexander Cavalieri

acavalieri@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

Jeehae Linford

The Equity Group

jlinford@equityny.com

212-836-9615

Lena Cati

The Equity Group

lcati@equityny.com

212-836-9611